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                                                                     Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                CONCORD EFS, INC.

     CONCORD EFS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that (i) the original Certificate of Incorporation of the Corporation was filed by the Corporation with the Secretary of State of Delaware on December 14, 1989, (ii) the name under which the Corporation was originally incorporated was CONCORD COMPUTING CORPORATION; (iii) this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law; (iv) there is no discrepancy between the provisions of the Corporation's Certificate of Incorporation, as heretofore amended, and this Restated Certificate of Incorporation; and (v) this Restated Certificate of Incorporation restates and integrates, but does not further amend, the Corporation's Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

     FIRST. The name of the Corporation is CONCORD EFS, INC.

     SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 80,000,000 shares of Common Stock, and the par value of each of such shares is $0.33 1/3.

     FIFTH. The name and mailing address of the sole incorporator is as follows:

     NAME                     MAILING ADDRESS
     ----                     ---------------

     Daniel A. Milewich       c/o Bingham, Dana & Gould
                              150 Federal Street
                              Boston, Massachusetts 02110

     SIXTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for




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defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a) The by-laws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board of Directors. In case of any vacancy on the Board or any increase in the number of directors constituting the whole Board, the vacancies shall be filled by the directors or by the stockholders at the time having voting power, as may be prescribed in the by-laws. The election of directors need not be by written ballot.

          (b) The Board of Directors shall have the power and authority:

               (1) to adopt, amend or repeal by-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

               (2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith; and

               (3) subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

     SEVENTH. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any




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director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

     IN WITNESS WHEREOF, Concord EFS, Inc. has caused this Restated Certificate of Incorporation to be executed by Richard M. Harter, its duly authorized Secretary, as of the 4th day of September, 1996.

                                     CONCORD EFS, INC.

                                     By: /s/ Richard M. Harter
                                         ----------------------------
                                         Richard M. Harter, Secretary